UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):             July 25, 2006

AML Communications, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27250	77-0130894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Avenida Acaso, Camarillo, CA	93012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (805) 388-1345

Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)    On July 25, 2006, James M. Fornear resigned as Chief Financial Officer of the Registrant.  The resignation is not the result of any disagreement between Mr. Fornear and the Registrant on any matter relating to the Registrant’s operations, policies, or practices.

(c)    On July 25, 2006, the Registrant appointed Heera Lee as Director of Finance of the Registrant to fill the position created by the resignation of Mr. Fornear. The Director of Finance did not enter into an employment agreement with the Registrant.

There is no family relationship between Ms. Lee and any of our directors or executive officers.

[Note: Form 8-K and Regulation S-B rules require description of Ms. Lee’s business experience going back at least 5-years. In addition, the rules require a description of any transaction during the last two years, or proposed transactions, to which the Registrant was or is to be a party, in which Ms. Lee or any of her immediate family members had or is to have a direct or indirect material interest. If there is such transaction, then give the name of the person, the relationship to the Registrant, nature of the person’s interest in the transaction and, the amount of such interest.]

[Note: your resignation letter is not required to be filed. As to resignation of an executive officer, the Form 8-K requires only that the event has occurred and the date of event]

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AML COMMUNICATIONS, INC.

Date: July 25, 2006	By:	/s/ Jacob Inbar
Jacob Inbar President & CEO